Exhibit 99(a)(1)(I)

OPTION ELECTION FORM
PREMIERE GLOBAL SERVICES, INC.

________________________________________________
Full Name (Last, First, Middle Initial- PLEASE PRINT)

________________________________________________

________________________________________________

________________________________________________
Address

THE OPTION ELECTION FORM MUST BE RECEIVED BY PREMIERE GLOBAL SERVICES, INC. BEFORE 4:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 29, 2010 (THE “OPTION DEADLINE”). YOU MUST COMPLETE AND SIGN THE OPTION ELECTION FORM FOR YOUR DIRECTION TO BE VALID.

     1. EXERCISE OF OPTIONS: I hereby conditionally exercise the vested nonqualified options to purchase shares of PGi common stock (the “Shares”) granted to me by Premiere Global Services, Inc. (“PGi”) or its predecessor company under one or more equity incentive plans maintained by PGi (“Options”) identified below and tender the underlying Shares (such underlying Shares referred to herein as the “Option Shares”). My exercise of Options hereunder is subject to the condition that if PGi purchases less than the full number of Option Shares tendered, the portion of the Options with respect to Option Shares not purchased in the tender offer will be deemed not to have been exercised, and will continue to be governed by such Option’s existing terms and conditions. None of the Options which I am electing to conditionally exercise have an expiration date prior to the Option Deadline.

     2. ELECTION: I hereby elect as follows with respect to my Options:

a)	Choose only one of the following ☐ I wish to conditionally exercise ALL of my Options and tender the related Option Shares.

☐ I wish to conditionally exercise Options for ____________ (insert number) Shares underlying my Options as listed below and tender the related Option Shares.

b)

Please designate the order in which you wish to exercise your Options in the event that the tender is oversubscribed. To properly designate the order, you must complete the following information: the number of Shares underlying the Options you wish to conditionally exercise, the grant date of the Option, the grant ID and the per share grant price of the Option.

1. Option for __________	Shares; grant date __________	; grant ID __________	and per share grant price of $__________
2. Option for __________	Shares; grant date __________	; grant ID __________	and per share grant price of $__________
3. Option for __________	Shares; grant date __________	; grant ID __________	and per share grant price of $__________
4. Option for __________	Shares; grant date __________	; grant ID __________	and per share grant price of $__________
5. Option for __________	Shares; grant date __________	; grant ID __________	and per share grant price of $__________

     ATTACH ADDITIONAL PAGE IF NEEDED.

     I acknowledge and agree that if I do not designate the order in which I wish to have my Options exercised, my vested Options will be exercised in the order of exercise price starting with the lowest price.

     3. TENDER PRICE: I hereby tender those Option Shares specified in Section 2 of this Option Election Form, at the price checked below. CHECK ONLY ONE BOX. If the purchase price determined by PGi is less than the price checked below, if applicable, this will result in none of the Option Shares being purchased. The same Option Shares cannot be tendered at more than one price, unless previously withdrawn as provided in Section 4 of the offer to purchase, dated October 26, 2010, as amended or supplemented from time to time (the “Offer to Purchase”).

OPTION SHARES TENDERED AT PRICE DETERMINED PURSUANT
TO THE TENDER OFFER

☐

I want to maximize the chance of having PGi purchase all Option Shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this box INSTEAD OF ONE OF THE BOXES BELOW, I hereby tender the Option Shares at, and I am willing to accept, the purchase price determined by PGi in accordance with the terms of the tender offer. I understand that this election could result in the tendered Option Shares being purchased at the minimum price of $6.75 per Share.

— OR —

OPTION SHARES TENDERED AT PRICE DETERMINED BY OPTION
HOLDER

PRICE (IN US DOLLARS) PER OPTION SHARE AT WHICH OPTION SHARES
ARE BEING TENDERED

☐ $6.75	☐ $7.50
☐ $7.00	☐ $7.75
☐ $7.25

OPTIONEES MAY NOT TENDER OPTION SHARES AT MORE THAN ONE PRICE. IF YOU SELECT MORE THAN ONE PRICE YOU WILL BE DEEMED TO HAVE FAILED TO VALIDLY TENDER ANY OPTION SHARES.

     4. AGREEMENT: I acknowledge receipt of the Offer to Purchase and the instructions related to the conditional exercise of Options and represent that I have read carefully such documents. I hereby instruct PGi, subject to the terms and conditions set forth in this Option Election Form and in the Offer to Purchase, to carry out the instructions contained in this form. I acknowledge and agree that if any Option Shares I properly tendered are accepted, the Options will be exercised as to those accepted Option Shares. I understand that the proceeds from such tender will be equal to (i)(a) the number of accepted Option Shares underlying the exercised Options, multiplied by (b) the Purchase Price, less (ii) the aggregate exercise price of the exercised Options. I also understand that the amount of cash remitted to me will be reduced by the applicable employment and income tax withholding relating to the exercise of the Options.

I further agree to be bound by the Purchase Price and the terms and conditions set forth herein and in the Offer to Purchase. I understand and acknowledge that, in the event that PGi purchases less than the full number of Option Shares tendered, any portion of the Options with respect to Option Shares not purchased in the tender offer will be deemed not to have been exercised, and will continue to be governed by such Option’s existing terms and conditions. I understand and acknowledge that PGi will reject (or not accept) any conditional exercise of Options and related tender of Option Shares with respect to any Option that expires prior to the deadline for submitting this Option Election Form or any Option that is unvested as of the deadline for the this Option Election Form. The method of delivery of this document is at my election and my risk.

SIGNATURE OF OPTION HOLDER __________________________________

Name (PLEASE PRINT)

      If signed by other than Option holder, capacity (full title)

      Address (if different from that shown on the cover page)

Social Security # or Participant ID number

Employee ID #

Daytime Telephone Number

Dated